PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus Dated April 25, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-142362
NEWPORT CORPORATION
$175,000,000
2.50% Convertible Subordinated Notes due 2012 and
Common Stock Issuable upon Conversion of the Notes
     This prospectus supplement supplements information contained in that certain prospectus dated April 25, 2007 of Newport Corporation (the “Company”), relating to the offer and sale from time to time of up to $175,000,000 of the Company’s 2.50% Convertible Subordinated Notes due 2012, or the notes, and 7,277,567 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     The following table amends and supplements the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

					Shares of Common
			Shares of Common	Conversion Shares	Stock Beneficially
	Principal Amount of	Percentage	Stock Beneficially	of Common Stock	Owned After
Name of	Notes Beneficially	of Notes	Owned Prior to the	Offered	Completion of the
Selling Securityholder	Owned and Offered	Outstanding	Offering (1)(2)	(2)	Offering
Bunting Family III, LLC — Capital Appreciation Convertibles (3)	$3,000	*	124	124	—
ING Investors Trust - ING T. Rowe Price Capital Appreciation Portfolio (3)	$3,575,000	2.04%	213,336	148,670	64,666
Kamunting Street Master Fund, Ltd.	$13,750,000	7.86%	571,808	571,808	—
Knollwood Investment Partnership Capital Appreciation Conv (3)	$3,000	*	124	124	—
Lyxor/Inflective Convertible Opportunity Fund (3)	$1,500,000	*	62,379	62,379	—
Penn Series - Flexibly Managed Fund (3)	$1,531,000	*	97,311	63,668	33,643
RHP Master Fund, Ltd.	$3,500,000	2.00%	145,551	145,551	—
T. Rowe Price Capital Appreciation Fund (3)	$11,293,000	6.45%	677,561	469,631	207,930
T. Rowe Price Capital Appreciation Trust (3)	$115,000	*	6,861	4,782	2,079
Wachovia Securities International LTD (4)	$5,000,000	2.86%	207,930	207,930	—

*	Less than 1%

(1)	Includes shares of common stock issuable upon conversion of the notes.

(2)	Assumes a conversion rate of 41.5861 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3)	This selling securityholder is an affiliate of a broker dealer and purchased the notes in the ordinary course of business. At the time this selling securityholder purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.

(4)	This selling securityholder is a broker dealer and is, therefore, deemed an underwriter by the SEC.

The date of this prospectus supplement is August 16, 2007.